Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144992 and 333-155288 on Form S-8 of our report dated September 1, 2010 (April 29, 2011, as to Notes 4 and 15), relating to the consolidated financial statements and financial statement schedule of Solera Holdings, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the application of new accounting standards related to (1) noncontrolling interests in subsidiaries and (2) business combinations), appearing in this Current Report on Form 8-K, and our report dated September 1, 2010 related to the effectiveness of Solera Holdings Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Solera Holdings, Inc. for the year ended June 30, 2010.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 29, 2011